Exhibit 99.1
CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

CHART INDUSTRIES, INC.
March 15, 2007
10:30 a.m. ET

Coordinator	Good morning and welcome to the Chart Industries, Inc., fourth quarter 2006 and year-end conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. As a reminder, today’s call is being recorded. I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries Executive Vice President and CFO. You may begin your conference.

M. Biehl	Thank you. Good morning, everyone. I’d like to thank all of you for joining us today and welcome you to Chart Industries’ fourth quarter and year-end 2006 conference call. We will be discussing the results of operations for both the 3 and 12 months ended December 31, 2006. You should have already received our earnings release that was issued earlier this morning. If you have not received a release, you may retrieve it by visiting our Web site at www.chart-ind.com. Telephone replay of today’s broadcast will be available following the conclusion of the call until March 30th. The replay information is contained in our earnings release.

Before we begin, the Company would like to remind you that the statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors, including the Company’s latest filings with the SEC. These filings are available through the investor section of our Web site or through the SEC Web site, www.sec.gov. We undertake no obligation to update publicly or revise any forward-looking statements.

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

Now, having taken care of the necessary disclosures, I’ll give you an overview of our fourth quarter and year end results, and Sam Thomas, our President and CEO, will provide highlights of the results for each of our business segments and our outlook for 2007.

We’re pleased to report that net sales for the fourth quarter of 2006 were $144.4 million, which represented an increase of 28% compared to net sales of $112.5 million in the third quarter of 2005. For the year, net sales were $537.5 million, which represented an increase of 33% compared to net sales of $403.1 million for 2005. This increase for both the fourth quarter and year reflected significantly stronger sales for both our Energy and Chemicals and Distribution and Storage segments.

Our gross profit for the fourth quarter of 2006 was up $17.2 million to $42.4 million or 29% of sales compared to $25.2 million or 22% of sales for the fourth quarter of 2005. Gross profit for the full year of 2006 increased $44.8 million to $154.9 million or 29% of net sales compared to $110.1 million or 27% of net sales for 2005. The significant increase in our gross profit in 2006 for both the quarter and year is mostly attributed to the higher sales volume that I mentioned across all of our business segments. However, I’d like to point out that the gross profit for both the fourth quarter and the year of 2005 included an $8.9 million non-recurring inventory valuation charge related to the acquisition by First Reserve. Excluding this charge, the 2005 fourth quarter and yearend profit margin would have been approximately 30% for each period. Our gross profit margin is lower in 2006 for both the quarter and the year when those charges are excluded from 2005 because of a lower profit margin in our Energy & Chemical segment, which will be discussed further by Sam later in this call.

Selling, general and administrative, or SG&A, expenses were $18.8 million or 13% of net sales for the fourth quarter of 2006 compared with $26.8 million or 24% of net sales for the same quarter in 2005. SG&A expenses for the full year of 2006 were $72.2 million or 13% of net sales compared to $70.8 million for 2005 or 18% of net sales. SG&A expenses for the fourth quarter of 2005 included $11.4 million of non-recurring charges, primarily acquisition related. Excluding these non-recurring 2005 charges, 2006 fourth quarter SG&A increased $3.4 million primarily due to higher employee related and infrastructure costs to support the Company’s business growth, increased health care expenses and higher public company expenses, particularly Sarbanes-Oxley implementation

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

costs that approximate $1.0 million this year. Also, our 2006 full year SG&A included a net benefit of $2.3 million related to the settlement of our Hurricane Rita insurance claim for 2005 losses incurred at our Energy & Chemicals Louisiana manufacturing facility. In addition, the full year 2005 SG&A expenses includes $13.5 million of non-recurring acquisition related Hurricane Rita and bankruptcy reorganization related charges. Excluding these non-recurring items in both years, 2006 SG&A expense represented approximately 14% of net sales for the full year and represented an increase of $17.2 million compared to 2005. This increase in SG&A expenses is for the same reasons that I just mentioned for the quarter, that is increased infrastructure costs to support our growth, increased health care expenses and higher public company expenses.

Amortization expense for the fourth quarter and full year of 2006 were $4.1 million and $15.4 million respectively. And for the comparable periods of 2005 were $3.1 million and $5.7 million. This increase for the quarter and full year was attributable to higher amortization for finite-lived intangible assets recorded in at fair value as a result of the acquisition of Chart by First Reserve in October of 2005.

Net interest expense and amortization of financing costs for the fourth quarter and year of 2006 were $6.6 million and $27.0 million respectively, and for the comparable periods of 2005 were $6.1 million and $10.1 million respectively. The increase for the year and the quarter was mostly due to the increased long-term debt absorbed as a result of the acquisition last year. Also contributing to the increase for the fourth quarter of 2006 were higher interest rates, including additional interest approximating $200,000 on our senior subordinated notes as a result of a delay in completing our exchange offer for the notes. This is partially offset by the prepayment of the senior term debt during 2006. As a side note, I’d like to mention that we recently filed an S-4 registration statement to register our senior subordinated notes and it was declared effective by the SEC on March 7th. The exchange offer should be completed in early April 2007, at which time the additional interest on our subordinated notes will cease accruing.

Income tax expense of $4.2 million and $13 million for the fourth quarter and full year of 2006, respectively, represents an annual effective tax rate of 32.3%. Our 2006 effective tax rate was favorably impacted by a higher mix of foreign earnings, foreign tax credits, and research and development tax credits. In the fourth quarter of 2005, we had a tax benefit of $4.8

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

million as a result of a pretax loss incurred during the period. For the full year of 2005, our tax expense was $6.7 million and it represented an annual effective tax rate of 44.3%. Our 2005 annual effective tax rate was unfavorably impacted by the non-deductibility of certain acquisition related charges.

In summary, our consolidated net income for the fourth quarter and the full year of 2006 was $8.6 million and $26.9 million, respectively, and represented a $0.33 and $1.65 per diluted share, respectively. However, after given full effect to shares issued in our IPO, our net income per diluted share would have been $1.04 for the full year of 2006 on a pro forma basis. As we disclosed in the earnings release, because of the acquisition and the related change in our capital structure that took place last year, earnings per share for 2005 is not available. I’d like to add that we are very pleased with diluted earnings per share for both the quarter and the full year of 2006, which was higher than our expectations.

Cash provided by operating activities for 2006 was $36.4 million and increased 20% compared to $30.3 million for 2005. This improvement was attributed to higher cash earnings and improved working capital management.

Cash used in financing activities for 2006 was $38.7 million compared to $383 million used in 2005. In 2006, $22.3 million of cash was used for capital expenditures compared to $16.6 million used in 2005. This increase was primarily the result of strategic manufacturing expansion projects at the Company’s Energy & Chemicals Wisconsin brazed aluminum heat exchanger manufacturing facility and its Distribution & Storage manufacturing facilities in Minnesota, China and the Czech Republic. Also in the second quarter of 2006, $15.9 million of cash was used to acquire Cooler Service, an air cooled heat exchanger business, to expand our Energy & Chemicals product offerings. In 2005, $12.1 million of cash was used to acquire CEM in China and $356.6 million was used to pay the predecessor company’s shareholders as a result of the First Reserve acquisition.

In 2006, cash provided by financing activities was $9.2 million and represented $211.7 million of proceeds from our IPO and from the exercise of a warrant by First Reserve. This was partially offset by the prepayment of $56.5 million of long-term debt and the payment of a dividend of $150.3 million to the shareholders existing immediately prior

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

to the IPO. Cash provided by financing activities in 2005 was $350.2 million. This consisted primarily of proceeds received from entering into our senior secured credit facility and the issuance of the senior subordinated notes in October 2005 to fund the acquisition by First Reserve. As of December 31, 2006, our net debt was $271.9 million and decreased by $64.1 million compared to $336.0 million at December 31, 2005. In addition, our leverage ratio fell to about three times at year end.

As a result of these activities, we ended the year with $18.9 million in cash versus $11.3 million in 2005.

I will now turn the call over to Sam Thomas who will review our business segment highlights for the fourth quarter and the year and give our outlook for 2007.

S. Thomas	Thank you, Michael. Good morning, everyone.

As Michael indicated, we’re pleased with our fourth quarter and full year results for 2006, which exceeded our expectations.

I’ll now give you some highlights from our businesses.

The Energy & Chemical segment sales improved by 30% to $52.6 million for the fourth quarter compared to $40.5 million for the same quarter in the prior year, and improved by 57% to $190.7 million for the year compared to $121.1 million in the prior year. This increase resulted primarily from higher volume, particularly large heat exchanger and process systems projects and the inclusion of air cooled heat exchangers as a result of the 2006 acquisition of Cooler Service. E&C gross profit decreased slightly to $11.5 million in the fourth quarter 2006 compared to 2005, but increased for the year by $5.8 million. This fourth quarter decline was primarily the result of continued project execution and field installation costs for the two process systems projects as disclosed in prior quarters. These complex, long-term field installation projects are now expected to be completed during the second and fourth quarters of 2007. The extended completion of a vacuum insulated pipe project late into the fourth quarter is the result of the customers’ decision to replace certain storm-damaged vacuum insulated pipe materials instead of repairing them. E&C’s gross profit margin showed improvement to 22% in the fourth quarter of 2006 compared to 19% in the third quarter of 2006, while it was below the fourth quarter of 2005 gross profit margin of 30%. The gross

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

profit margin for the year was 21% compared to 28% for 2005. This decline was primarily the result of higher costs on these field installation projects.

Distribution & Storage segment sales were very strong for the quarter and the year, increasing by 36% to $73.5 million for the fourth quarter of 2006 and 28% to $268.3 million for the year compared to the same period the year ago. Bulk storage and packaged gas systems sales volumes were favorably affected by the continued growth in the global industrial gas market, including markets served by the Company’s China and Czech Republic facilities. Price increases implemented to absorb escalating raw material costs also contributed to the sales growth. D&S gross profit increased by $14.7 million to $24.5 million in the fourth quarter of 2006 and by $31.4 million to $87.3 million for the year. Gross profit margin improved to 33% in the fourth quarter of 2006 from 18% for the comparable quarter in 2005 and improved to 33% for the year compared to 27% for the prior year. This improvement was primarily the result of higher sales volumes and the timing of product price increases. In addition, the fourth quarter of 2005 included a $6.4 million non-cash inventory evaluation charge related to the First Reserve acquisition.

BioMedical segment sales for the quarter improved by 2% to $18.3 million compared with $17.9 million for the same quarter a year ago, and improved by 8% to $78.5 million for the year compared to the prior year. This increase in sales was primarily due to higher demand in international markets for medical respiratory products and volume growth in both domestic and international biological storage systems. These factors were partially offset by a decrease in U.S. medical respiratory sales due to announced reductions in government reimbursement programs for oxygen therapy as previously reported. BioMedical gross profit increased by $3.2 million to $6.3 million in the fourth quarter of 2006 and increased by $7.7 million to $28.0 million for the year. Gross profit margin improved to 34% in the fourth quarter compared to 17% for the same quarter in 2005 and improved to 36% for the year compared to 28% for the prior year. The margin improvement was primarily attributable to productivity improvements and the higher sales volume. In addition, the 2005 fourth quarter included a $2.5 million non-cash inventory valuation charge related to the First Reserve acquisition.

Our backlog at December 31, 2006 was $319.2 million, an increase of 23% and 37%, respectively, from $260.0 million and $233.6 million at

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

September 30, 2006 and December 31, 2005. For the fourth quarter of 2006, our orders were up significantly to $203.1 million compared to $127.4 million for the third quarter of 2006.

Orders for E&C were $111.1 million and included a process systems order in excess of $40 million for a significant LNG project in West Africa. As you may have seen, there have been reported delays of several significant LNG projects; however, we continue to be optimistic about our opportunities in securing new orders for such projects as confirmed by this recent award. Our current information is that the other West African projects that I’ve spoken about previously will go forward; one in the second half of 2007 and the other in 2008.

D&S orders in the fourth quarter remained strong and were $75.4 million. BioMedical orders in the fourth quarter were $16.6 million and were down compared to the third quarter of 2006, primarily due to seasonality and the order flow for the third quarter was extremely strong. Overall, orders for the year were very robust at $605.8 million. This represents an increase of 19% compared to a very impressive 2005 in which orders were up $511.1 million.

Moving ahead to 2007:

Our outlook is very positive based on current market conditions and the strength of our backlog.

• We anticipate sales to be in the range of $604 million to $637 million

• We expect diluted earnings per share to be in the range of $1.54 to $1.66 per diluted share, which is based on 25.8 million weighted average diluted shares outstanding.

•   We are forecasting capital expenditures in the range from $25 million to $30 million. We will use about $8 million to double the size of the Company’s manufacturing facility in China, accelerating our ability to meet the growing demand in our global markets. We will also continue the expansions at our E&C La Crosse, Wisconsin and D&S Czech Republic manufacturing facilities in 2007.

I would like to point out that the above diluted earnings per share guidance for 2007 does not include potential future non-recurring charges such as

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

the possible vesting of management performance stock options that could result in a substantial non-cash charge to earnings.

Finally, I would like to announce an organizational change at the operating level. John Romain has stepped down from the position of President of our Energy & Chemicals business and plans to leave the Company at the end of the first quarter of 2007. John has been with us since 1993 and we appreciate his many contributions and wish him well in future endeavors. We are in the process of interviewing candidates for this position and expect to have an experienced executive on board in the second quarter of 2007.

This concludes our remarks. Operator, please open up the lines for questions and provide the participants with instructions for doing so. Thank you.

Coordinator	Thank you. Our first question comes from David Anderson with UBS.

D. Anderson	On your backlog on your inbound orders, can you do me a favor and just break out the E&C segment. You said $319 of backlog. What was Energy & Chemicals of that?

S. Thomas	Just a moment. I’m looking at small print. E&C represents $208 million of the $319 million total backlog.

D. Anderson	And you said $203 million inbound orders?

S. Thomas	Orders represented $230 million for the year 2006, for a total of $605 million for the group.

D. Anderson	I was wondering if you could walk me through on booking Angola. We saw that Chevron in their analyst day had mentioned that they let out a couple of contracts on that, but I don’t believe Angola has actually reached final investment decision. Is that unusual to book awards in advance of the final investment decision? Is it on a project-by-project basis? How should we look at this going forward as it relates to some of the other bigger projects that we’re keeping an eye on?

S. Thomas	It’s tough to answer that. As the results of both feed studies to EP&C contractors and advanced procurement contracts, there are contracts let. The award we’ve received falls into that category.

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

D. Anderson	Is it just because it’s such a long lead time item there that they feel they need to get that moving ahead of everything else?

S. Thomas	Correct.

D. Anderson	Can you comment a little bit on your pricing, just kind of in rough terms, of your equipment? The other thing we’re starting to hear some comments on a couple of the other analysts’ days, I don’t remember who said it recently, but they’re saying the LNG costs have really gone up substantially. You’re hearing that across the board for all capital equipment. But if you could give us some sort of sense as to what your pricing on heat exchangers have done over the last couple of years and your outlook on that over the next couple of years?

S. Thomas	Prices for our brazed aluminum heat exchangers have been driven upward by two factors. Number one, aluminum costs, which have increased significantly. And number two, by the fact that global capacity for these heat exchangers is fairly full. Lead times have gone out over the last three years from roughly a 20 week time frame to a 52 week time frame on a global supplier basis. Based on those two factors, I would say that heat exchanger prices have gone up in the 25% to 30% range.

For the complete cold boxes, where there’s a significant component of stainless steel used and both engineering and welders are constrained resources, certainly in the United States and a good part of the world you’ve seen there have been slightly larger increases than those I talked about for heat exchangers.

D. Anderson	When you said 25% to 30%, is that ’06 over ’05? Or are you talking about in your backlog?

S. Thomas	That’s over several years.

D. Anderson	As you look out there, I assume that the two projects you were alluding to were Equatorial Guinea this year and Brass River next year. What are the other kind of big projects you guys are keeping an eye on out there that could potentially even move up or that you’re looking at for ’07 to be booked?

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

S. Thomas	There are other Nigerian projects; although we would not have the large content that we get from the Conoco-Phillips cascade process. There are additional trains being looked at in those markets. There are a number of projects, Western Australia, Indonesia that could result in where large liquefiers are apt to be built, it’s not yet decided whether they would be, whose process they would use. And then there are additional trains being considered in Egypt.

D. Anderson	Your Distribution & Storage segment had a very nice year in top line in terms of growth. Within your guidance for ’07, what are you baking in there for the D&S? Are you looking at a double-digit top line growth once again for D&S storage or would you expect that to moderate somewhat?

S. Thomas	I would expect it to moderate. We haven’t planned for double-digit growth for the business in total; although, we would expect to see double-digit growth outside of North America.

D. Anderson	What’s kind of driving the macro behind that, outside North America versus North America as it relates to the D&S segment?

S. Thomas	I think for North America we’ve tempered our expectations based on getting late into the industrial cycle. For the higher growth expectations, we are seeing significant growth in Central and Eastern Europe, both for LNG storage as well as our traditional industrial gases. Again, it’s the industrial infrastructure build out we’ve talked about. And the territory for that Central Europe also extends down into the Middle East. Then in China, there’s still very strong broad-based industrial growth going on, both in China itself and the broader Asian markets, which we’re seeing significant benefit from.

D. Anderson	What percentage of your D&S segment right now is North America versus outside North America, roughly?

S. Thomas	Outside of North America, sales manufactured outside of North America, I believe we’re at $90 million of the $260 million.

Coordinator	Your next question comes from Ole Slorer with Morgan Stanley.

O. Slorer	Thank you. First of all, congratulations on the superbly executed quarter. Really glad to see that, especially what we went through in the second and third quarter. I mean, margins really came through. But it doesn’t sound

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

as if you hit all cylinders in that you had, you said, complex orders that are still slipping a little bit. So would it be fair to say that this will be a good step forward, but not quite as good as it will get?

S. Thomas	Ole, will you repeat that?

O. Slorer	Sorry, must have a bad line here. But you highlight that certain contracts have had continued to slip into next year. So would it be fair to say that things are not yet as good a run rate as what they could ultimately get to on the margin side?

S. Thomas	We feel that’s the case, Ole. The very large projects have slipped. Offsetting that, we’ve seen a number of smaller scale LNG projects come forward as well as seeing good strength in the industrial air separation business. So as you said, we’re hitting on all cylinders. Not exactly the markets that we expected to come forward, but we believe there’s still very strong prospects in the future.

O. Slorer	So you said the internal execution or pricing, what is it that’s sort of in your view created the substantial improvement sequentially?

S. Thomas	I always say it’s execution when it comes to my performance!

O. Slorer	Okay, so let’s stick with that story. So on that basis then, you’re making a revenue guidance for 2007, which I suppose you have some visibility to, but if you look at the earnings rate that you are predicting and you look at the long end of the range, you’re forecasting no margin expansion from the fourth quarter run rate. So, yes, we have the Company, which you kind of indicate, is not yet in the sweet spot. So, would it be fair to say that your margin guidance is somewhat conservative?

S. Thomas	I’d call it balanced.

O. Slorer	Okay, we’ll stick with that story too, then. Thank you very much and good quarter.

Coordinator	Your next question comes from Michael Weisberg with ING.

M. Weisberg	Good morning. I don’t think you released, unless we missed it, operating margins by divisions, which you usually do release.

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

S. Thomas	It will be included in our 10-K.

M. Biehl	Which will be filed this afternoon.

M. Weisberg	Okay, so we’ll wait for that, I guess. In the D&S business, you referenced higher commodity costs and pricing. What are the main commodities there?

S. Thomas	Stainless steel and 9% nickel are our largest usages and also the commodities that have seen the biggest run up in pricing.

M. Weisberg	How much of the revenue increase in ’06, if you could estimate it, do you think came from the price increases you passed along based on those commodities?

S. Thomas	We estimate it at roughly $20 million in sales increase as a result of price increases.

M. Weisberg	Sam, what impact did that have on your gross margins? Did that have a positive impact on gross margins as well?

S. Thomas	Yes. It was probably a stronger positive impact in the first half of the year than the second half of the year. That’s due to the fact that as we got later in the year, more of the increases were coming from surcharges, particularly nickel surcharges, where we have published schedules and we get cost recovery, but not necessarily margin improvement.

M. Weisberg	Therefore, do you think that the gross margins you’re able to attain in the fourth quarter, because I think you know that in the past your mix is better, are those sustainable gross margins going forward, do you think?

S. Thomas	Yes, although as we’ve gone into the fourth quarter of 2006 and the first quarter of 2007, we are experiencing a fairly rapid run up of nickel-based surcharges and those are more challenging to pass through and get full recovery, because the steel industry are implementing them at a more rapid pace than they had in the past. So I think we’ll be able to keep it balanced. I don’t think we’ll get the benefit of improving margins as a result of commodity increases going forward.

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

M. Weisberg	From your earlier comments, I didn’t think you got that much benefit by the fourth quarter, so are those level margins sustainable or they might tick down some? I’m just talking about the Distribution & Storage business.

S. Thomas	It’s probably, the effect of the commodity is probably lost in mix issues around the world and products sold. So I’d be hard pressed to give you a good answer.

M. Weisberg	You’re still getting very rapid growth off a lower base in China. Are you expecting solid double-digit growth in Czech Republic this year?

S. Thomas	Yes.

M. Weisberg	One final thing. The delay in the West African project into ’08, how much did that temper the revenue expectations in E&C for ’07?

S. Thomas	Very little effect, actually, over the last six months, because at the time of our third quarter conference call we’d been assuming that they would be late second quarter, early third quarter. Moving them out to 2008, we wouldn’t have had any significant revenue recognition on that project in 2007.

M. Weisberg	So, it might have some effect on ’08 or not?

S. Thomas	Correct, depending on when it’s placed.

Coordinator	Your next question comes from Roger Read with Natexis Bleichroeder.

R. Read	Good morning. I guess a quick question, looking at the E&C segment, backlog is up roughly 30+% this year versus a year ago. I know you’ve got the CSC acquisition in there and general growth. Is a revenue growth rate of 30% in ’07 an achievable rate or am I reading too much into backlog growth? How do you guys look at 2007 top line? You have a fairly wide range for the Company as a whole there.

S. Thomas	I believe the estimate for E&C is plus 20.

R. Read	Can it be greater than that? Can it be plus 30 or is that too much throughput for the capacity?

S. Thomas	Possible, but unlikely.

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

R. Read	Then if you could, just walk me through kind of the impacts on margins of these two projects. I mean, you took the big hit in the second quarter. We’ve seen lower margins in the third and fourth quarters. Do those two projects continue to have an outside impact on margins in specifically the second quarter and the fourth quarter when they complete?

S. Thomas	They did have an impact on our fourth quarter 2006 in being the largest contributor to the decline from historic margins. We currently have them forecast as completing with no margin, so just being pass through for the remaining sales to complete, which represents about $7 million to $8 million of revenue still to be recognized.

R. Read	Between now and year-end of ’07?

S. Thomas	Yes.

R. Read	So not a huge impact. The E&C expansion into China, what does that do in terms of throughput capabilities for the Company? How should I think about that? You’re spending $8 million. What can that do in terms of maybe annual revenue? I suspect at this point ’08 and beyond?

S. Thomas	Our overall capital expenditure project for both the facility in Wisconsin effectively doubled our heat exchanger capacity. That’s ’06, ’07 expenditures. So we’ll be exiting ’07 with effectively double the capacity for producing heat exchangers than we had in the first quarter of ’06.

R. Read	Can you give us a rough idea of what that is, maybe in terms of units if you don’t want to give us a revenue number? I don’t want you to give away the farm, but I’d kind of like to understand what that actually is.

S. Thomas	The revenue rate at the first quarter of ’06 was roughly in the $80 million annual sales for heat exchangers.

R. Read	That’s helpful. Then final question, anything on the acquisition front you’re looking at? Maybe you can give us an idea of possibilities that are out there.

S. Thomas	Nothing on the immediate horizon. Although I do believe there are a number of opportunities of companies like Cooler Services or CEM that could be bolted on that are significant regional players in businesses that

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

sell to the same customers that Chart is currently selling to, have comparable technologies that we could add on and then grow at above average rates by taking their products global.

R. Read	Thank you.

Coordinator	Your next question comes from Kevin Wenck with Polynous Capital Management.

K. Wenck	Very nice quarter and year. The first question is, within the guidance for ’07, what’s the assumption for interest expense?

M. Biehl	We’ll be about in the range of $24 to $25 million for interest expense.

K. Wenck	The model I have for your Company says that you probably will generate $25 million to $30 million of excess cash in ’07. You mentioned in an earlier question that there might be some things you could acquire, but between acquiring companies or paying down debt, what would be the preferred use of the excess cash?

S. Thomas	I think we still believe, as we’ve said earlier, that an appropriate debt level would be and we expect to achieve it by the end of 2007, a leverage ratio of about 2.5. However, for an appropriate acquisition, we’d push it up a bit.

K. Wenck	One final question. What were the receivables, inventories and unbilled number at the end of December?

S. Thomas	Bear with us just a moment. It will be in the 10-K that will be filed this afternoon.

M. Biehl	Our receivables at the end of the year were about $76.8 million. Our inventories were $72.9 million. Our unbilled contract revenue was about $33.0 million, but on the liability side we did have customer advances of billings in excess of about $45.2 million.

Coordinator	Your next question comes from Tim Otoole with Delta Management.

T. Otoole	Great quarter. Couple of little things, actually. You had the discussion of this work-off revenue at low/zero margins, but I didn’t at least get it from

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

the discussion how much in revenue was represented by those projects in the fourth quarter?

M. Biehl	For the year, it was about $30 million in revenue with about a $5 million negative margin or 15% negative margin.

T. Otoole	That’s on the gross line, not the operating line, right?

M. Biehl	That’s correct. That reflected some cumulative catch up adjustments during the year to get the current cost to complete estimates for these projects.

T. Otoole	I understand that. That was I think the second quarter when you put that up or something. So for the fourth quarter, pro rated around $7 million?

S. Thomas	Yes, it would have been in the $7 million to $8 million range.

T. Otoole	Also, in your P&L you list the amortization I guess from the recap. What’s the schedule for that next year?

M. Biehl	We’ll be about in the $11 million range in terms of amortization. And then there’s financing costs that we amortize that are roughly an additional $1.5 million to $2.0 million. The amortization actually ratchets down in 2007, because there were some relatively short periods some of the costs were amortized over.

T. Otoole	That’s what I wanted to understand. Because on a cash basis, one way of looking at that, oh, is the amortization tax deductible or not, the $4 million? Do you get tax shield on that?

M. Biehl	Financing costs would be. I believe the other amortization, around $11 million of amortization for next year, would not be.

T. Otoole	So that’s a direct drop through if you look at cash earnings. And then what was the depreciation rate in the fourth quarter and what would that look like for the year as a whole next year? You’re spending above that level, I guess, so it’s probably scaling up?

M. Biehl	Yes. We’re about $5.5 million for the whole year and I think we did show it in one of the financial tables. Bear with me. About $1.6 million for the fourth quarter of 2006. Next year, though, it does go up, as you point out,

CHART INDUSTRIES, INC.
Moderator: Sam Thomas
and Michael Biehl
March 15, 2007/10:30 a.m. ET

and we’re going to be somewhere in the $8 million to $9 million range next year for depreciation.

T. Otoole	Let’s see if there’s anything else that grabbed me there.

Coordinator	Your next question comes from Andrew Deangelis with Key Capital Markets.

A. Deangelis	I was just hoping that you could expand on your acquisition comments. Specifically, I was looking for the size of the properties that you’re seeing out there on the market and your comfort level in terms of size that you’d be looking at?

S. Thomas	In 2007, I would say that in sales terms companies in the $10 million to perhaps $90 million range. At the smaller end, we would be prepared to do several over the next year. At the higher end, perhaps one in a year.

Coordinator	At this time there are no further questions. Management, are there any closing remarks?

S. Thomas	No, other than to say thank you.

Coordinator	Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.